EXHIBIT 10.34

Compensatory Arrangements with Executive Officers

Base Salary

The current annual base salaries of each of the executive officers of PLC Systems Inc. (the “Company”) are as follows:

Mark R. Tauscher, President and Chief Executive Officer	$310,247

James G. Thomasch, Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer	$194,776

Kenneth J. Luppi, Vice President of Operations	$164,625

Vincent C. Puglisi, Managing Director, International	$161,537

Cash Bonus Compensation

On February 11, 2009, the Compensation Committee of the Company’s Board of Directors approved a bonus plan for substantially all of the Company’s employees, including three of its four executive officers, for the fiscal year ending December 31, 2009.

Following the end of the fiscal year, the Compensation Committee will establish a bonus pool equal to the sum of (i) 25% of the amount by which the Company’s cash and cash equivalents as of December 31, 2009 (excluding cash raised through financings or other extraordinary transactions) exceed a certain target established by the Compensation Committee (the “Cash Spread”), plus (ii) up to an additional 25% of the Cash Spread based on the attainment of certain defined milestones during the fiscal year ending December 31, 2009, including milestones related to the Company’s OEM business, the further development of the Company’s RenalGuard System and the recruitment of international distributors for the RenalGuard System.  The bonus pool will be distributed to all of the Company’s eligible employees, including Messrs. Tauscher, Thomasch and Luppi, pro rata based on the employees’ salaries as of December 31, 2009, up to a maximum of 10% of each eligible employee’s salary.

Notwithstanding the foregoing, the bonus plan described above is discretionary and may be adjusted downward, or eliminated, in the discretion of the Compensation Committee.

The Company also expects to approve a bonus plan for Mr. Puglisi for the fiscal year ending December 31, 2009 based on international goals that have not yet been finalized.

Other Compensation

Mr. Tauscher and Mr. Thomasch each currently receive an annual car allowance of $12,000.  Mr. Luppi and Mr. Puglisi each currently receive an annual car allowance of $6,000.

The Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under the Company’s 2005 Stock Incentive Plan, as amended.